Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Paul Svindland	April 25, 2019
Chief Executive Officer (317) 972-7000 psvindland@celadontrucking.com

Celadon Group Announces Resolutions of DOJ
and SEC Investigations

INDIANAPOLIS, April 25, 2019/PRNewswire/ -- Celadon Group, Inc. (“Celadon,” the “Company,” or “we”) (OTCPink: CGIP) announced today that it has reached resolutions with the U.S. Department of Justice, Criminal Division, Fraud Section, the U.S. Attorney’s Office for the Southern District of Indiana (collectively, the “DOJ”), and the U.S. Securities and Exchange Commission (the “SEC”) related to previously disclosed investigations. The investigations related to conduct that occurred prior to the hiring of the Company’s current Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer.

Company Commentary
Chief Executive Officer, Paul Svindland, commented: "The settlements with DOJ and SEC mark an important milestone. We have now settled the governmental investigations and other legal proceedings related to the events that arose under prior management. We appreciate the government's recognition of the significant changes we have made, our ongoing commitment to legal and regulatory compliance, and our significant cooperation in the investigations. With these legal issues resolved, we will focus on continuing to strengthen our corporate controls and procedures and pursuing a long-term capital structure and the operational turnaround of our core, asset-based truckload transportation business."

Summary of Settlement Terms
On April 24, 2019, the Company entered into a Deferred Prosecution Agreement (the “DPA”) with the DOJ. The DPA will remain in effect through June 30, 2024, unless terminated earlier or extended. In conjunction with the DPA, the DOJ filed a criminal information alleging a single-count of conspiracy to commit securities fraud and the falsification of books, records, and accounts. Subject to the Company’s compliance with the DPA, the DOJ has agreed to dismiss with prejudice this criminal information upon expiration of the DPA.

The Company has agreed over the course of the DPA's term to pay restitution in the amount of $42,245,302 (the “Restitution Amount”) and related administration expenses. Subject to compliance with the DPA and SEC Consent (defined below), no additional payments are required by the Company. The Company will receive credit toward the Restitution Amount for amounts paid directly to shareholders pursuant to the Company’s prior settlement of civil shareholder class action litigation (the “Securities Class Action”). The Company expects such amount to range between $3.5 million and $3.75 million depending on administrative costs, leaving an approximately $38.5 million expected balance of the Restitution Amount.

The DPA requires an initial payment of $5.0 million within 90 days and final payment of any remaining balance on June 30, 2024. Additionally, on or prior to October 28 of calendar years 2020-2023, the Company will pay toward the Restitution Amount 50% of any remaining excess cash flow (as defined in the then-effective credit agreements, "ECF") generated during the fiscal year (ended June 30) immediately preceding such dates, after first paying all expenses and making all required payments (including ECF payments) to the Company’s term loan and revolving lenders. The DPA does not require payment of any criminal fine.

Under the DPA, the Company also is required to continue to cooperate with the DOJ with respect to related matters, continue the implementation of a compliance and ethics program designed to prevent and deter violations of anti-fraud, reporting, or books and records provisions of the federal securities laws, and to report at least annually to the DOJ with respect to the remediation and implementation of the Company’s corporate compliance program and internal controls, and policies and procedures. There is no independent monitor requirement.

On April 24, 2019, the Company also agreed to settle with the SEC by consenting to the entry of a final judgment (the “Consent”) that permanently restrains and enjoins the Company from violating Sections 10(b), 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Securities Exchange Act of 1934 and applicable rules. The Consent and related judgment, upon entry by the Court, orders the Company to disgorge $7,541,633.70, but provides that this obligation is satisfied in full by the Company’s payment of the Restitution Amount pursuant to the DPA. The Consent also requires the Company to remediate by September 30, 2019 the deficiencies in its internal control over financial reporting that constituted material weaknesses as identified in the Company’s Form 8-K dated March 30, 2019.

Additional Information
The Company will provide additional information concerning the government resolutions on a Form 8-K to be filed with the Securities and Exchange Commission. The foregoing is only a summary of the material terms of the DPA and Consent and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the DPA, Consent, and related documents.

About Celadon
Celadon Group, Inc. (www.celadongroup.com) is one of North America’s leading cross-border carriers and, through its subsidiaries, provides long haul, regional, local, dedicated, intermodal, temperature-protect, and expedited freight service across the United States, Canada, and Mexico.

Forward Looking Statements
This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by this section and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases, including "will," “may,” “ongoing,” “going forward,” “continue” “shall,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, statements relating to the Company’s payment of restitution and other future actions and events in connection with the DPA, Consent, and related resolutions are forward-looking statements.  Actual results may differ materially from those set forth in these forward-looking statements based on risks and uncertainties, including the risk that the Company’s business does not perform as expected or anticipated, the Company does not generate ECF, is not profitable, or is otherwise unable to generate or obtain sufficient cash to meet its payment obligation at the end of the Term, that the Company does not obtain the financing necessary to meet its business requirements, and the amount of administration fees and expenses ultimately incurred in connection with the distribution of the Securities Class Action settlement.  Readers should review and consider these and other factors that could cause actual results to differ from expectations and various disclosures by the Company in its press releases, stockholder reports, and filings with the SEC.

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